Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-8 of our reports dated February 29, 2008 relating to the financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting of FelCor Lodging Trust Incorporated, which appear in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

May 21, 2008